                                                                  EXHIBIT 10.181



               PRODUCT DEVELOPMENT, PURCHASE AND LICENSE AGREEMENT

                                     Between

             E. I. DU PONT DE NEMOURS AND COMPANY (SELLER/LICENSOR)

                                       And

                           WILSHIRE TECHNOLOGIES, INC.
                                (BUYER/LICENSEE)

               This Agreement by and between E. I. DU PONT DE NEMOURS AND COMPANY of Wilmington, Delaware (hereinafter "DuPont") and WILSHIRE TECHNOLOGIES, INC. of Carlsbad, California (hereinafter "Wilshire") is effective as of September 18,2000.

               WHEREAS, Wilshire and DuPont entered into Confidential Information Agreements effective August 31, 1999 and February 14,
2000,pertaining to polyurethane polymer solutions and the manufacture and testing of gloves for the clean room market, and

               WHEREAS, Wilshire and DuPont signed a non-binding letter of intent dated June 20, 2000 for the purpose of continuing and facilitating discussions toward a definitive supply and license agreement for such application, and

               WHEREAS, Wilshire and DuPont have signed a Stock Option Agreement of the same date as this Agreement.

               WHEREAS, Wilshire and DuPont have signed a Trademark License Agreement for use of DuPont's trademark "LYCRA" of the same date as this Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual convenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                 I. DEFINITIONS

        A. "Affiliate" shall mean:

                1. any corporation or other legal entity owning or directly or indirectly controlling at least forty percent (40%) of the securities normally entitled to vote for election of directors of a party and



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                2. any corporation or other legal entity owned or directly or indirectly controlled by a party, or by a corporation or other legal entity defined by subparagraph (1) above through ownership of at least forty percent (40%) of the securities normally entitled to vote for election of directors.

        B. "Confidential DuPont Information" shall mean technical information relating to Precursor Polymers, Polymers, Product, Process and Process Improvements disclosed by DuPont to Wilshire after the effective date of the parties' Confidential Information Agreement, dated February 14, 2000, and designated or confirmed promptly in writing to be confidential, except such information

                1. that is or becomes known publicly through no fault of Wilshire;

                2. that is learned by Wilshire from a third party entitled to disclose it; or

                3. that was already known to Wilshire at the time of disclosure by DuPont as shown by Wilshire's prior written records.

Information shall not be deemed to be within the foregoing exceptions merely because it is embraced within broader or general disclosures known to the public or Wilshire, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are known to the public or to Wilshire unless the whole combination of features and its principle of operation are known.

        C. "Contract Interest Rate" shall mean an interest rate which is the lesser of: an annual rate of three (3) percentage points above the prime rate quoted by Morgan Guaranty Trust Company of New York on the day payment was due or the maximum rate permitted by law.

        D. "Customer" shall mean any person or entity that purchases Product from Wilshire or its distributors.

        E. "DuPont Patents" shall mean patents and patent applications (and patents issued pursuant to such applications) listed in Schedule A hereto, and any divisions, reissues, continuations, continuations-in-part, renewals and extensions thereof, and all corresponding foreign patents and patent applications (and patents issued pursuant to such applications) and any combinations, divisions, reissues, continuations-in-part, renewals and extensions thereof.



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        F. "Effective Date" shall mean the date indicated above as the effective date of this Agreement.

        G. "First Sale of Product in the Territory" shall have the meaning as designated in Article II.A.1.c.

        H. "Polymers" shall mean the product of a Precursor Polymer or its ingredients and a mono-functional surface active material, meeting the specifications set forth in Schedule B which is attached and made a part of this Agreement.

        I. "Precursor Polymers" shall mean polyesterurethaneurea polymers based on methylene-bis(4-phenylisocyanate) and polyester diols prepared from ethylene glycol, 1,4-butanediol and adipic acid.

        J. "Process" shall mean the process utilized to prepare Polymers either from Precursor Polymers and a mono-functional surface-active material or from the ingredients utilized to prepare Precursor Polymers and a mono-functional surface-active material.

        K. "Process Improvements" shall mean any improvements in the preparation of Product from Polymers invented by DuPont and are included in Confidential DuPont Information.

        L. "Product" shall mean a hydrophobic thin-walled glove obtainable from Polymers.

        M. "Sales Threshold" shall mean Wilshire's sales of Product in any calendar quarter in excess or six (6) million pair or twelve (12) million pair, as the case may be.

        N. "Selling Price" is defined as follows:

                1. With respect to any quantity of Product subject to fee under this Agreement that is sold by Wilshire to any third party, Selling Price shall be the gross sales price for that quantity, less any discounts, commissions, allowances to Customers and taxes other than income taxes, that are included in its gross sales price. No deduction from the gross sales price shall be made for any item of cost incurred by DuPont or its distributors in its or their own operations incident to the manufacture, sale or shipment of the Product sold. Selling Price shall not include any quantity of Product first sold and then returned to Wilshire.

                2. With respect to any quantity of Product subject to fee hereunder that is used by Wilshire for its



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                own purposes in a commercial operation of any of its businesses utilizing Product as part of the routine operation of any such business or is sold to a distributor of Wilshire, the Selling Price of that quantity of Product shall be the Selling Price of like quantity of like product prevailing on the open market in the place of said use or sale at the time of such use or sale.

        O. "Territory" shall mean North America, Asia (ex Japan) and Japan.

        P. "Wilshire" shall mean Wilshire and its affiliates.

        Q. "Wilshire Markets" shall mean the clean room, non-medical glove market.

        R. "Wilshire Mexico" shall mean Wilshire International de Mexico S.A. de C.V.



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                                   II. LICENSE

        A. Grants

                1. As of the Effective Date of this Agreement, DuPont hereby grants to Wilshire:

                        a) an exclusive license, for two (2) years beginning on the first day of the next calendar quarter following the First Sale of Product in the Territory, under DuPont Patents to use Precursor Polymers to manufacture Polymers and Product, subject to Wilshire's obligation to purchase Polymers from DuPont pursuant to Article IV; and

                        b) an exclusive license, for two (2) years beginning on the first day of the next calendar quarter following the First Sale of Product in the Territory, to Confidential DuPont Information to make, use and sell Product in the Wilshire Market in the Territory.

                        c) For purposes of this section, "First Sale of Product in the Territory" means the first sale anywhere in the Territory for a commercial use, but not for an evaluation. This first sale triggers the beginning, 90 days thereafter, of the exclusive period in all other regions of the Territory. Wilshire shall promptly begin marketing efforts in all regions after the first sale. Should a reasonably representative group of Customers in regions other than the region in which the first sale took place not accept the Product as a commercially viable product, as mutually agreed by DuPont and Wilshire after joint sales calls, the exclusivity period in the region affected shall toll pending development of a marketable Product for that region.

                2. The exclusive right granted above:

                        a) as to North America and Asia (ex Japan) shall be automatically extended on written notice by Wilshire to DuPont provided Wilshire meets Exclusive Minimum Revenue thresholds as specified in Article IV. Should Wilshire not meet the Exclusive Minimum Sales as to North America or Asia (ex Japan) Wilshire's exclusive right granted



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                        above shall become nonexclusive rights as to North
                        America or Asia (ex Japan) as the case may be.

                        b) as to Japan is not extendable and shall become nonexclusive rights after the two-year period.

                3. The nonexclusive rights shall terminate at DuPont's sole option on DuPont's written notice to Wilshire if the Nonexclusive Minimum Revenue thresholds as specified in Article
                IV. are not met. Such termination shall not affect Wilshire's right to sell its inventory of Product or to fulfill existing orders for Product for a period not to exceed three (3) months from the date of said notice.

                4. Wilshire shall have a right of first refusal for an exclusive right to sell in an exclusive region any improved polyurethane product developed by DuPont for use in the manufacture of Product for so long as Wilshire maintains exclusivity in the region.

                5. During the life of this Agreement and so long as Wilshire is not in default with respect to any payment due to DuPont hereunder (following a determination of such default in accordance with applicable dispute resolution procedures), with respect to Wilshire Market and Technology,

                      a) DuPont will not (and will assure that its Affiliates do not) assert any patent and Information licensed hereunder to prevent Wilshire from manufacturing, using or selling Product or its Customers from using or selling Product or from otherwise exercising and realizing the benefits of rights granted under this Agreement; and

                      b) DuPont will not (and will assure that its Affiliates do not) assert any other patent now or hereafter owned or controlled (in the sense of having the right to grant licenses or sublicenses) by DuPont or its Affiliates corresponding in subject matter to any patent licensed hereunder to prevent Wilshire from manufacturing, using or selling Product or its Customers from using or selling any Product or from otherwise exercising and realizing the benefits of rights granted under this Agreement.



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                6. During the term of this Agreement, and so long as the license granted hereunder remains exclusive, DuPont shall take all actions necessary to file, prosecute and maintain patent applications and patents within DuPont Patents at its own cost; provided, however, that DuPont shall be able to discontinue such activities, for selected patent applications and patents within said Patents so long as before doing so, DuPont notifies
                Wilshire in writing in a timely manner and, if so requested by Wilshire, assigns such to Wilshire for continued prosecution and maintenance of such patents and patent applications, and thereafter cooperates fully with Wilshire to assist and facilitate Wilshire's continued prosecution and maintenance of same. In such event, DuPont, its permitted assignees and its or their customers shall retain the right to operate under such patents and patent applications.

                7. DuPont represents and warrants that it owns or controls all of DuPont Patents listed in Schedule A and that it has the right to license them to Wilshire as provided in this Agreement.

        B. Payments and Reports

                1. Wilshire shall pay to DuPont royalties, which shall not be returnable in any event, at the rates described below for all quantities of royalty-bearing Product used or sold by Wilshire that is made, used, imported or sold under any unexpired patent within the DuPont Patents and Confidential DuPont Information licensed hereunder:

                        a) Seven percent (7%) of Selling Price on sales of Product beginning with the first sale and continuing through the end of February, 2002. Royalty for all sales beginning with the first sale through November 2001 shall be paid in one lump sum on or before December 20, 2001 with the royalties for December 2001 to be included with the payment for the first quarter of 2002.

                        b) Fifteen percent (15%) of Selling Price on sales of Product, beginning on March 1, 2002.

                        c) The royalty rates indicated in Subparagraphs a) and
                        b) shall apply to the first one dollar ($1.00) of the Selling Price of each pair of gloves (Product) for direct sales and to the first $0.75 of the Selling



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                        Price of each pair of gloves (Product) when the sale is
                        to a distributor. These Prices, i.e., $1.00 and $0.75, shall be referred to as the Royalty Thresholds.

                        d) For any sales of Product at a Selling Price greater than the Royalty Threshold, Wilshire shall pay to DuPont an additional royalty equal to forty percent (40%) of the amount over the Royalty Threshold.

                2. Wilshire shall report in writing to DuPont within thirty (30) days after the end of each calendar quarter the quantities of Product subject to royalty hereunder that were used or sold by Wilshire during said quarter and the calculation of the fees thereon. Said report shall indicate the site of manufacture and country-by-country breakdowns of sales of Product. Except as provided for in Article II.B.1, with said report Wilshire shall pay to DuPont the total amount of said royalties. If no product subject to royalty hereunder has been used or sold during any such period, Wilshire shall so report in writing to DuPont within forty-five (45) days after the end of such period. If any Product sold in a quarter is returned to Wilshire as defective, Wilshire need not report that quantity as sold. If the return of Product is in a subsequent calendar quarter, Wilshire can subtract that quantity from Product sold in the subsequent quarter. Reports, notices and other communications to DuPont hereunder shall be sent to:

                             Global Segment Manager - Gloves
                             E. I. du Pont de Nemours and Company
                             Barley Mill Plaza, Building 25
                             Wilmington, Delaware 19880-0025, U.S.A.

                Each payment to DuPont hereunder shall be sent to DuPont under separate cover along with a copy of the relevant report. If payment is by check, to:

                             E. I. du Pont de Nemours and Company
                             Attention:  Barbara Berg,
                             Cash Operations (D-8003-3)
                             1007 Market Street
                             Wilmington, Delaware 19898, U.S.A.

                with a copy of the report to:

                             E. I. du Pont de Nemours and Company
                             Attention:  Royalty Accounting (D-13064)
                             1007 Market Street



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                             Wilmington, Delaware 19898, U.S.A.

                If payment is by wire transfer, to:

                             Chase Manhattan Bank
                             4 Chase Metrotech Center
                             Brooklyn, New York 11245
                             ABA Routing #: 021000021
                             Account #: 910-1-012723
                             Account Name:  E. I. du Pont de Nemours and Company
                             Description:  Royalty

                with a copy of the report to:

                             E. I. du Pont de Nemours and Company
                             Attention:  Royalty Accounting (D-13064)
                             1007 Market Street
                             Wilmington, Delaware 19898, U.S.A.

                unless a different address is designated in writing by DuPont to Wilshire.

                Notices to Wilshire shall be sent to the address set forth in
                Article IV.R. below unless a different address is designated in writing by Wilshire to DuPont.

                3. Wilshire shall pay all taxes and charges imposed by any government or taxing authority (other than the United States or a subdivision thereof) with respect to payments by Wilshire to DuPont for transfer of information or patent rights hereunder. Notwithstanding the foregoing, to the extent Wilshire is required by any applicable income tax law to withhold a portion of the payment owing to DuPont hereunder, DuPont shall accept the resulting net payment as due performance under this Agreement. Wilshire shall, however, take all necessary steps to secure the benefit of any reduction of withholding tax rate available under treaty and shall promptly provide DuPont with receipt for any tax withheld.

                4. Royalties shall be paid in U.S.A. dollars. For converting into U.S.A. dollars any royalty that accrued in another currency, there shall be used the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to royalty or fee transactions under exchange regulations for the particular currency on the last business day for the accounting period for which payment is due.



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                5. If any sum of money owed to DuPont hereunder is not paid within sixty (60) days after becoming due, and is not contested in good faith by Wilshire, the unpaid amount shall bear interest, compounded annually from its due date, at the Contract Interest Rate, until paid.

        C. Miscellaneous Provisions

                1. No license or right is granted by implication or otherwise with respect to any patent application, patent or trademark except as specifically set forth herein.

                2. DuPont shall not be required to grant any right with respect to any patent application or patent or furnish information as to which DuPont will incur financial or other liability to a third party as a result of the granting of such right or furnishing of such information. In the event such a right is essential for the continued operation under this Agreement, if Wilshire so elects the parties will share the cost of acquiring such right equally between them. Further, no information shall be required to be furnished over governmental prohibition or objection.

                3. DuPont warrants that the use or sale of the Polymer delivered hereunder will not infringe the claims or any validly issued United States patent covering the Polymer itself, but does not warrant against infringement due to:

                        a) the use of Polymer in combination with other products or materials or in the operation of any process, or

                        b) the compliance by DuPont with any specifications provided to DuPont by Wilshire. DuPont shall advise Wilshire, to the extent that DuPont is aware, if any specifications provided to DuPont by Wilshire infringe the claims of any validly issued United States patent, it being understood that DuPont has no obligation to make any such investigation or inquiry.

                Notwithstanding the foregoing, the parties are aware of United States Patent 5,589,563 (the `563 patent). It is, therefore, the parties' intent that the above warranty specifically excludes the `563 patent and the parties each shall bear their respective costs and expenses related to or



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                arising from any claims concerning the `563 patent.


        D. Abatement of Infringement

                1. If at any time any third party may infringe any unexpired patent licensed hereunder, and either party to this Agreement becomes aware thereof, then such party shall promptly notify the other party of the suspected infringement and the parties shall confer to determine their course of action to abate infringement.

                2. Whenever any suit for infringement is brought against any infringer by either DuPont or the parties jointly, each party shall bear its costs and expenses of such suit. All recoveries from such suits shall be shared by the parties proportionately to their costs and expenses. DuPont shall have the right to enforce its rights against infringer(s) of any patent application or patent licensed hereunder.

                3. Wilshire shall have the right, in any suit brought by DuPont pursuant to Article II.D.2., to be represented at its own expense by counsel of its own selection to the extent of having access to full information and opportunity to confer with and make recommendations to DuPont and its legal counsel, but such expense shall not be considered as costs or expenses of the litigation.

                4. Should DuPont bring suit, Wilshire shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by DuPont and Wilshire shall cooperate in the prosecution of such suit to a reasonable extent as requested by DuPont at DuPont's expense.



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                            III. PRODUCT DEVELOPMENT


        A. Wilshire and DuPont shall complete product and market development efforts under the following terms:

                1. DuPont will complete development of initial Polymers to be utilized by Wilshire in the manufacture of Product.

                2. Wilshire will evaluate the initial Polymers for suitability in its manufacturing process and acceptability of Products by its Customers and shall provide reports to DuPont with the results of those evaluations.

                3. DuPont shall deliver to Wilshire at no charge, a reasonable amount of initial Polymers in order for Wilshire Mexico to complete functional testing at Toshiba as well as for other agreed initial beta sites.

                4. If the initial Polymers are not acceptable to Wilshire, DuPont shall, subject to the time limitation contained in
                Article III.A.6., work to develop a more suitable Polymer.

                5. Wilshire will provide written notice to DuPont if the initial Polymer is acceptable.

                6. If the notice described in Article III.A.5. is not given within ninety (90) days of the Effective Date of this Agreement, this Agreement will terminate with no liability to either party due to an acceptable Polymer not having been developed or accepted. The Agreement may be extended by the mutual agreement of the parties.

                7. Wilshire shall hire, within sixty (60) days of the date of the notice identified in Article III.A.5., two marketing employees whose sole focus will be end use marketing of Product with an emphasis on establishing a higher price for the Product. These employees will be solely directed by Wilshire. DuPont will pay to Wilshire the lesser of: i. $25,000.00 per employee per year, or; ii. 50% of the salary plus benefits of each of the two employees, for each of the first two years of their employment.

        B. DuPont shall have access to Wilshire's manufacturing process and Product samples for the purposes of suggesting



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cost reductions and value-in-use marketing materials and strategies, if any.
Such suggestions shall be solely at DuPont's discretion. Wilshire's decision to implement any such suggestions will be at Wilshire's sole discretion. Wilshire will be solely responsible for any such suggestions implemented.

        C. DuPont shall provide the following services in its shared interest of increasing sales of Products:

                1. Laboratory analytical: Wilshire shall be responsible for tests and data analysis, but DuPont at its sole option may provide analytical assistance at no charge to Wilshire.

                2. R&D support: Wilshire will permit DuPont to accompany Wilshire salespersons on Customer calls to assist DuPont in its efforts to develop additional Polymers.

                3. Engineering support: At DuPont's sole discretion, it may respond to Wilshire's request for assistance in a wide range of engineering projects. The Parties will negotiate an arrangement by which cost savings and other benefits of process enhancements will be equitably shared.

                4. Marketing consultation: At DuPont's sole discretion, it will make available to Wilshire marketing resources to assist Wilshire's maximization of sales.



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                        IV. SALE AND PURCHASE OF POLYMERS

Subject to satisfaction of the conditions specified in Articles III.A.5 and 6, Wilshire shall cause its Affiliate Wilshire Mexico or such other Affiliate as may manufacture Product outside of the United States to purchase from DuPont and DuPont shall sell to Wilshire Mexico or such other Affiliate upon the following terms and conditions:

        A. The material sold and bought is Polymer as defined in Article I.

        B. The duration of this Article IV is from the date of acceptance of the Polymer specified in Article II.A.5 to December 31, 2005, continuing in effect from year to year thereafter, unless and until terminated by either party on December 31, 2005 or any subsequent 31st day of December on six (6) months prior written notice to the other party. Should either party terminate this Article IV Wilshire shall have a continued license at the royalty rates specified in
Article II.B.1.

        C. Wilshire shall purchase its requirements of polyurethane for Product from DuPont.

        D. DuPont warrants only to Wilshire that the Polymer delivered hereunder meets the specifications for Polymer. EXCEPT AS EXPRESSLY PROVIDED IN THIS
ARTICLE IV.D. AND ARTICLE II.C.3. HEREOF, DUPONT MAKES NO EXPRESS OR IMPLIED WARRANTY (INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FROM ANY COURSE OF DEALING OR TRADE USAGE) Regarding the Polymer. Wilshire, having the expertise and knowledge in the intended use of the Polymer and any articles made therefrom, assumes all risk and liability for results obtained by the use of the Polymer, whether used alone or in combination with other materials. Wilshire further acknowledges that Polymer has not been tested for, and DuPont specifically disclaims any and all warranties regarding properties related to, personal protection from chemicals or microorganisms to users of products made from Polymer. Wilshire warrants that it shall make no claims that Products provide personal protection to users of Products.

        E. Beginning with the month following the First Sale of Product in the Territory, Wilshire shall provide DuPont on or before the fifth day of every month a forecast for the following twelve months, the first month of which shall be a firm order and the remainder of which will be for planning purposes only. Wilshire shall specify a shipping schedule for the first month's order.



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        F. In order to extend the exclusivity as provided in Article II.A.,
Wilshire must meet the following Exclusive Minimum Revenue thresholds:

---------------------------------------------------------------------------
                         Exclusive Minimum Revenue, Millions US$
---------------------------------------------------------------------------
PERIOD               North America     Asia (ex Japan)       Total
---------------------------------------------------------------------------
Second                   2.6                1.0               6.9
---------------------------------------------------------------------------
Third                    6.5               2.855             16.3
---------------------------------------------------------------------------
Fourth                   9.7                6.5              26.5
---------------------------------------------------------------------------

Where:

               1. Exclusive Minimum Revenue is the revenue to DuPont indicated in the above table from sale of Polymer to Wilshire and payment of royalties to and by Wilshire necessary for Wilshire to maintain exclusivity in the region.

               2. Period means a twelve month period beginning as to each region in the Territory on the date provided for the beginning of exclusivity as set forth in Article II.A.1(c) or an anniversary of such date.

               3. If Wilshire pays the total indicated revenue to DuPont in a period, Wilshire shall maintain its exclusive rights in North America and Asia (ex Japan) for the next Period.

               4. If Wilshire does not pay the total indicated revenue to DuPont for a Period, but does pay the indicated revenue for a particular region Wilshire shall maintain its exclusive rights in that region for the next Period.

        G. In order to maintain the right to sell Product as provided in Article II.A., Wilshire must meet the following Nonexclusive Minimum Revenue thresholds:



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
--------------------------------------------------------------------------------
                        Nonexclusive Minimum Revenue, Millions US$
--------------------------------------------------------------------------------
PERIOD        North America           Japan          Asia (ex Japan)    Total
--------------------------------------------------------------------------------
Second            1.3                 1.65                0.5           3.45
--------------------------------------------------------------------------------
Third             3.25                 3.5               1.4275         8.15
--------------------------------------------------------------------------------
Fourth            4.85                5.15                3.25         13.25
--------------------------------------------------------------------------------

Where:

               1. Nonexclusive Minimum Revenue is the revenue to DuPont indicated in the table immediately above from sale of Polymer and payment of royalties to and by Wilshire necessary for Wilshire to retain the right to sell Product nonexclusively in the region.

               2. If Wilshire pays the total indicated revenue to DuPont in a period, Wilshire shall maintain its nonexclusive rights in North America, Japan and Asia (ex Japan) for the next Period.

               3. If Wilshire does not pay the total indicated revenue to DuPont for a Period, but does pay the indicated revenue for a particular region Wilshire shall maintain its nonexclusive rights in that region for the next Period.



        H. The thresholds agreed to in IV.E and F. with regard to Japan and Asia (ex Japan) are based on assumptions concerning the disk drive market in those regions as contained in the email from Kevin Mulvihill to Mario Masciantonio dated 9/13/2000 which is attached as Schedule C. The parties agree that either may renegotiate the thresholds in these regions should the assumptions contained in the referenced email prove to be invalid.

        I. Deliveries shall be F.O.B. Waynesboro, Virginia. Title to and risk of loss in all Polymers sold hereunder shall pass to Wilshire upon loading for shipment at DuPont's plant.

        J. Polymer shall be shipped in drums.

        K. The Price shall be $5.00/lb of Polymer (solids basis) until such time that Wilshire exceeds a Sales Threshold of six (6) million pairs of Product. Sales of Polymer made after such calendar quarter shall be priced at $5.50/lb of Polymer (solids basis) until such time that Wilshire exceeds a Sales Threshold of twelve (12) million pairs of Product. Sales of Polymer made after such calendar quarter shall be priced at $6.00/lb of Polymer (solids



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basis). Wilshire shall promptly notify DuPont when either Sales Threshold is satisfied and shall pay corrected invoices to reflect the applicable Price adjustment for Polymer sold after the Sales Threshold was satisfied but sold prior to such notice.

        L. Payment shall be net cash thirty (30) days from date of DuPont's invoice payable in U.S. dollars. DuPont may impose a late payment service charge at the Contract Interest Rate on invoices not paid when due.

        M. Failure to give notice of a claim in respect of the Polymer so delivered or not delivered, as the case may be within one hundred and twenty
(120) days from date of delivery, or the date fixed for delivery (in case of non-delivery), shall constitute a waiver by Wilshire of all such claims. No Polymer shall be returned to DuPont without DuPont's prior written permission, and then only in the manner prescribed by DuPont. Claims include without limitation, claims of any kind, whether or not

                1. for loss, damage, expense or injury

                2. with respect to the Polymer delivered or for non-delivery of the Polymer, or

                3. based upon DuPont's

                      a) breach of warranty, contract, statute, or regulation or

                      b) negligence, strict liability or

                      c) any other tort.

        N. WILSHIRE'S EXCLUSIVE AND SOLE REMEDY FOR ANY CLAIM IN RESPECT OF THE POLYMER SO DELIVERED OR NOT DELIVERED AS THE CASE MAY BE SHALL BE A REFUND OF THE AMOUNT OF THE PURCHASE PRICE PAID, OR IN THE CASE OF NONDELIVERY NOT EXCUSED BY ARTICLES IV.N. AND O., THE PRICE THAT WOULD HAVE BEEN PAID FOR POLYMER NOT DELIVERED TO FILL A FIRM ORDER SUBMITTED IN ACCORDANCE WITH ARTICLE IV.E. FOR THE POLYMER IN RESPECT OF WHICH DAMAGES ARE CLAIMED, AND IN NO EVENT SHALL DUPONT'S LIABILITY FOR ANY CLAIM BE GREATER THAN THAT AMOUNT.

        O. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR ANY OTHER LOSS), UNDER
ARTICLE IV Sale and Purchase of Polymer, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF SUCH PARTY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        P. No liability shall result from delay in performance or non-performance, directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to Act of God, fire, explosion, flood, war, act of or authorized by any government, accident, labor trouble or shortage, equipment failure, inability to obtain fuel, power, material, equipment or transportation or commercial impracticability ("Force Majeure"). Quantities so affected may be eliminated from this Agreement without liability, but this Agreement shall remain otherwise unaffected

        Q. If for any reason, including without limitation, Force Majeure, DuPont is unable to supply the total demand for Polymers, DuPont may distribute its available supply among any or all purchasers as well as other businesses of DuPont, its business units, affiliates and subsidiaries, on such basis as DuPont may deem fair and practical without liability for any failure or performance that may result therefrom. DuPont shall have no obligation to purchase Polymer to enable it to supply Wilshire under this Agreement. Should DuPont fail to deliver quantities of Polymer due to operation of Force Majeure or allocation, Wilshire's Sales Thresholds, Exclusive Minimum Sales and Nonexclusive Minimum Sales shall be equitably adjusted to reflect the shortfall.

        R. In the event that Wilshire's account is past due or Wilshire repudiates this Agreement as defined in article 2-610, 611 of the Uniform Commercial Code or files a petition for bankruptcy or reorganization, DuPont, without advance notice and at DuPont's sole option, may decline to make further deliveries, except upon payment of all arrearages and receipt of cash in advance or delivery of security satisfactory to DuPont.

        S. All notices (except as otherwise indicated in Article II.B.2 relative to licenses) required hereunder shall be sent by certified mail return receipt requested, or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified. If to DuPont, addressed to

               DuPont
               Barley Mill Plaza 25
               P.O. Box 80025
               WILMINGTON, DE l9880-0025
               ATTN:  Global Segment Manager - Gloves

               or to Wilshire addressed to

               Wilshire Technologies, Inc.
               5861 Edison Place

               Carlsbad, CA 92008
               ATTN:  CFO

               All notices hereunder shall be effective upon date of receipt.

                             V. MISCELLANEOUS TERMS

        A. This Agreement, the Confidential Information Agreements, the Stock Option Agreement effective on the same date as this Agreement and the Trademark Agreement effective on the same date as this Agreement embody the entire agreement and understanding between DuPont and Wilshire relative to the subject matter hereof and there are no understandings, agreements, conditions or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged or superseded hereby. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the party claimed to be bound thereby, and specifically refers to this Agreement.

        B. No waiver by either party of any breach of the covenants herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

        C. This Agreement is acknowledged to have been made and shall be construed in accordance with the laws of Delaware; provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country of filing of an application or issuance of a patent.

        D. In the event of a dispute between the parties arising out of or relating to this contract, or the breach thereof,

                1. Either party may request that the parties' senior executive officers directly below the CEO level as to Wilshire and directly below the Vice President LYCRA as to DuPont meet and attempt to resolve the dispute.

                2. In the event that this procedure fails to resolve the dispute within forty-five (45) days, either party may request that the next higher level of management meet and attempt to resolve the dispute.

                3. If after a further thirty (30) day period the matter is not resolved either party may within the next succeeding thirty (30) day period initiate a non-binding procedure where each party presents its case at a hearing before a panel consisting of the two businesspersons who last met and a neutral advisor, who is to be selected from the Center for Public Resources' Judicial Panel. Following the hearing, the businesspersons of each party are to meet in an attempt to resolve the matter.

                4. If they are not successful, the neutral advisor may be called upon to render his opinion as to how the matter would be resolved had there been a trial in a court of law.

                5. If after receiving that opinion, the parties are still unable to agree, after a 30-day standstill period, either party may upon notice to the other submit all disputes, claims, questions, or differences to be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules, except that if the dispute, claim question or difference relates to the construction or effect of patent applications and patents the arbitration shall be administered in accordance with the Patent Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator(s)' and administrative fees of arbitration. However, if a party is awarded judgment in an amount less than had been recommended by the neutral in Article V.D.4, that party shall bear the dispute resolution costs of the other as well as the arbitrator(s) and administrative fees of arbitration. The place of the arbitration shall be Chicago, Illinois. The arbitrator(s) will have no authority to award punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

        E. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Wilshire may not assign this Agreement nor any rights, interests, or obligations hereunder to another glove manufacturer or to a competitor of DuPont in the polymer market. Otherwise, an assignment will be subject to DuPont's written approval, which shall not be unreasonably withheld.

        F. If there is an Unpermitted Change of Control of Wilshire, this Agreement shall immediately terminate at

DuPont's sole option. An Unpermitted Change of Control of Wilshire occurs if

                1. any person or group or any Affiliate of same which manufactures gloves becomes the owner of 30% or more of Wilshire voting stock without the approval of DuPont which approval will not be unreasonably withheld, or

                2. any person or group or any Affiliate of same who is a competitor of DuPont in the polymer market becomes the owner of 30% or more of Wilshire voting stock, or Wilshire sells or leases all or substantially all of its assets to such person or group or an Affiliate of same.

        G. Wilshire shall keep adequate records in sufficient detail to document

                1. the royalties due from Wilshire, and

                2. the sales in each country and region of the Territory,

and permit said records to be inspected at any time during regular business hours by an independent auditor appointed by DuPont for this purpose, who shall report concurrently to DuPont and Wilshire the results of its audit.

        H. Should any patent licensed to Wilshire hereunder be declared invalid or not infringed or limited in scope by a final decision of a court or other tribunal of competent jurisdiction from which there is or can be no appeal taken, then the construction placed upon said patent by said court or other tribunal shall be followed by the parties hereto from and after the date of entry of the decree of said court or tribunal.

        I. At Wilshire's request, DuPont may, at its option, furnish such technical information as DuPont has available with respect to the use of the Polymer. Unless otherwise agreed in writing, all such technical assistance and information will be provided gratis, and Wilshire assumes sole responsibility for results obtained in reliance thereon.

        J. DuPont will provide labeling and literature concerning the Polymer and its properties. Wilshire will forward such information to Wilshire's employees and any others, including Wilshire's customers, who may handle, process or sell the Polymer and advise such parties to familiarize themselves with such information.

        K. All exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

        L. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgement of an arbitrator or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, then the arbitrator or court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closet to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgement may be appealed.

        M. This Agreement and the rights and licenses granted herein shall terminate, unless earlier terminated as otherwise provided herein, upon the expiration of the last to expire patent within DuPont Patents or ten (10) years from the Effective Date, whichever is later. The term of Article IV is not affected by this Article V.M.


IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement on the date first above written.

WILSHIRE TECHNOLOGIES, INC.

By:      /s/ Kevin Mulvihill
         -------------------------------

Title:   President and CEO
         -------------------------------



E. I. DU PONT DE NEMOURS AND COMPANY

By:      /s/ William Ghitis
         -------------------------------

Title:   Vice President, Global NBD
         -------------------------------

                                   SCHEDULE A

                                 DUPONT PATENTS

                ----------------------------------------------------
                     Patent/Application        Publication Date
                ----------------------------------------------------
                         DE 4336525               A1 19940428
                ----------------------------------------------------
                          IT 932220               A0 19931019
                ----------------------------------------------------
                         IT 1272741               A 19970626
                ----------------------------------------------------
                         JP 7304838               A2 19951121
                ----------------------------------------------------
                         US 5728340               A 19980317
                ----------------------------------------------------

                                   SCHEDULE B

                                 SPECIFICATIONS



         PERCENT SOLIDS, %                                 18.5 +/- 0.5
         --------------------------------------------------------------


         40 C FALLING BALL VISCOSITY, POISE                 175 +/- 25
         -------------------------------------------------------------


         INTRINSIC VISCOSITY                               1.1 +/- 0.1
         -------------------------------------------------------------


         % TIO(2)                                          3.5 +/- 0.3
         -------------------------------------------------------------

                                   SCHEDULE C


Mario,

I pulled out the book you were using from McIvaine and spoke to Fred. There are several things that we must keep in mind. 1) Japan is listed under East Asia so you have to take out those numbers. 2) Breaking into the mainland Chinese market is very difficult at best. 3) If you look at how McIlvaine came up with $'s it is a function of # of workers, changes per day, # of days put in etc.. what they don't take into account is the relaundering factor in Japan and Asia. As a matter of fact, I didn't think about this and it makes sense. We have seen a desire to relaunder 5 times. 4) The class 1-10 use in Semiconductor is at most accounts for only 50% to 70% at max of the potential for gloves in that market at an average of maybe .40 per pair. The Disk Drive market is 30% at .30 per pair. FPD market is 30% at .40. These are the top three markets. As you can see with the amount of reuse, I'm nervous about the high number in Japan as it impacts my total. We will live with this.

Under the Semiconductor section in the McIlvaine report In East Asia, if you take out Japan and China this leaves you with $111M in gloves sales. If you take an average price of .40 per pair and 70% as the high end for potential to sell in the class 1-10 markets you have a potential of 194M pairs( $111M /.40 x 70%). We have said 7-8% goal with this glove at this kind of price so that is 15M pairs. This does not take into account relaundering. We are at 13M already in year three without any relaundering factor.

Under the DiskDrive business the total is $107M. Take an average of .30 per pair and this is the high end for the class 1-10 cleanroom and this accounts for 30% of the total volume. This is a potential of 107M pairs. This does not take into account relaundering 3-5 times. At 8% that is 8.5M pairs without the relaundering factor which is like I said about 5 times. We have to be careful here so that it is not outlandish and I'm nervous that it is now. Lets add
2M pairs, 3M pairs and 4M pairs for a total in Asia of 4M, 10M and 17M and not separate out the two. Added to the Master total= 22M pairs, 48M pairs and 69M pairs. Broken into total $'s for Asia is $1M, $2.855M and $6.500M. Master total for dollars is $6.9M, $16.3M, $26.5M

Mario, that's it!!!!! Let's finish the deal and move on.

Kevin